Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements:

Form S-3, No. 333-277126; Form S-8, No. 333-105675; Form S-8, No. 333-161119; Form S-8, No. 333-190331; Form S-8, No. 333-211485; Form S-8, No. 333-264797; Form S-8, No. 333-266693; and Form S-8, No. 333-273687, all of Array Digital Infrastructure, Inc.

of our report dated March 30, 2026, with respect to the financial statements of Los Angeles SMSA Limited Partnership included in this Annual Report (Form 10-K/A) of Array Digital Infrastructure, Inc. for the year ended December 31, 2025.
/s/ Ernst & Young LLP

Orlando, Florida
March 30, 2026